Exhibit 99.1

Travelzoo 590 Madison Avenue 35th Floor New York, NY 10022 Investor Relations: Almira Pusch ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2020 Results

NEW YORK, July 30, 2020 — Travelzoo® (NASDAQ: TZOO):

•Revenue of $7.0 million, down 73% from $26.6 million year-over-year
•Non-GAAP operating loss of $2.5 million (adjustment of GAAP operating loss by excluding $4.1 million in stock option compensation expense)
•GAAP Operating loss of $6.6 million
•Earnings per share (EPS) of ($0.48) attributable to Travelzoo from continuing operations

Travelzoo, a global Internet media company that publishes exclusive offers and experiences for members, today announced financial results for the second quarter ended June 30, 2020. Revenue was $7.0 million, down 73% from $26.6 million year-over-year. Reported revenue excludes revenue from discontinued operations in Asia Pacific. Travelzoo's reported revenue consists of advertising revenues and commissions, derived from and generated in connection with purchases made by Travelzoo members.

The operating loss for Q2 was $6.4 million attributable to Travelzoo from continuing operations. At the consolidated level, including minority interests, the operating loss from continuing operations was $6.8 million. The losses were primarily caused by an unusually high stock option compensation expense of
$4.1 million related to repricing of outstanding options, offset by a $1.1 million gain from the reduction of the purchase price for Jack's Flight Club®. EPS from continuing operations was ($0.48), down from
$0.25 in the prior-year period.

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“After adjusting our cost structure quickly in Q2, we have turned our view to the future to regain profitability as soon as Q3. We are already seeing irresistibly priced travel deals coming to the market, which were unheard of previously. Airlines, hotels, destinations and entertainment companies want travelers to come back and will need to invest in advertising. Travelzoo, as the most trusted media company in publishing and recommending travel deals, will tell its members about the very best deals", said Holger Bartel, Global CEO.

Cash Position
As of June 30, 2020, cash, cash equivalents and restricted cash were $27.0 million. In April 2020 and May 2020, Travelzoo received low-interest government loans under the Paycheck Protection Program of $3.1 million and $535,000, respectively. No further applications for loans have been made since then and the company does not anticipate requiring any further loans.

North America
North America business segment revenue decreased 77% year-over-year to $4.2 million. GAAP operating loss for the second quarter was $4.7 million, or (112%) of revenue, compared to an operating profit of $3.6 million, or 20% of revenue in the prior-year period.

Europe
Europe business segment revenue decreased 79% year-over-year to $1.9 million. In constant currencies, revenue decreased 76% year-over-year. Operating loss for the second quarter was $1.7 million, or (91%) of revenue, compared to an operating profit of $584,000, or 5% of revenue in the prior- year period.

Jack’s Flight Club
On January 13, 2020, Travelzoo acquired 60% of Jack’s Flight Club, a subscription service. In Q2 2020, the Jack's Flight Club business segment generated $1.2 million in revenue from subscriptions with operating profit of $914,000. After consolidation with Travelzoo, Jack’s Flight Club's operating loss was $615,000, with $369,000 attributable to Travelzoo as a result of recording $462,000 for a one-time expense due to the revision of the purchase agreement with the sellers, $395,000 of amortization of intangible assets related to the acquisition and a haircut of revenue (derived from deferred revenue sold prior to acquisition) of $305,000 due to purchase accounting in accordance with U.S. GAAP.

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Members and Subscribers
As of June 30, 2020, we had 31.0 million members worldwide. In Europe, the unduplicated number of Travelzoo members was 9.0 million as of June 30, 2020, consistent with June 30, 2019. In North America, the unduplicated number of Travelzoo members was 16.8 million as of June 30, 2020, down 5% from June 30, 2019. Jack’s Flight Club had 1.7 million subscribers as of June 30, 2020, up 19% from June 30, 2019. On June 16, 2020, Travelzoo disclosed that it sold its subsidiary in Japan, Travelzoo Japan K.K., to Mr. Hajime Suzuki. In connection with the sale, Travelzoo and Travelzoo Japan K.K. entered into a licensing agreement. Under the licensing agreement, Travelzoo’s existing members in Japan will continue to be owned by Travelzoo as the licensor.

Discontinued Operations
As announced in a press release on March 10, 2020, Travelzoo decided to exit its Asia Pacific business which in 2019 reduced EPS by $0.60. The Asia Pacific business was classified as discontinued operations at March 31, 2020. Prior periods have been reclassified to conform with the current presentation. Certain reclassifications have been made for current and prior periods between the continued operations and the discontinued operations in accordance with U.S. GAAP.

Income Taxes
Income tax benefit was $1.3 million, compared to an income tax expense of $1.1 million in the prior-year period.

Outlook
We currently see a trend of recovery of our revenue. We have been able to reduce our operating expenses significantly. As a result of recovery of revenue and substantially lower operating expenses, we expect to achieve a break-even or small profit in terms of non-GAAP operating income for Q3 and a non-GAAP operating profit for Q4 2020.

Conference Call
Travelzoo will host a conference call to discuss second quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to
•download the management presentation (PDF format) to be discussed in the conference call; and
•access the webcast.

About Travelzoo
Travelzoo® provides our 30 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. We have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 20 years we have worked in partnership with
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more than 5,000 top travel suppliers-our long-standing relationships give Travelzoo members access to irresistible deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$7,004	$26,606	$27,331	$55,766
Cost of revenues	2,141	2,672	4,844	5,537
Gross profit	4,863	23,934	22,487	50,229
Operating expenses:
Sales and marketing	4,288	13,104	17,382	26,638
Product development	566	1,763	1,994	3,422
General and administrative	6,642	4,914	12,164	9,446
Impairment of intangible assets and goodwill	—	—	2,920	—
Total operating expenses	11,496	19,781	34,460	39,506
Operating income (loss)	(6,633)	4,153	(11,973)	10,723
Other income (loss), net	(179)	(29)	(185)	16
Income (loss) from continuing operations before income taxes	(6,812)	4,124	(12,158)	10,739
Income tax expense (benefit)	(1,309)	1,066	(1,826)	2,736
Income (loss) from continuing operations	(5,503)	3,058	(10,332)	8,003
Loss from discontinued operations, net of tax	(795)	(1,730)	(3,714)	(3,555)
Net income (loss)	(6,298)	1,328	(14,046)	4,448
Net loss attributable to non-controlling interest	(108)	—	(1,247)	—
Net income (loss) attributable to Travelzoo	$(6,190)	$1,328	$(12,799)	$4,448

Net income (loss) attributable to Travelzoo—continuing operations	$(5,395)	$3,058	$(9,085)	$8,003
Net income (loss) attributable to Travelzoo—discontinued operations	$(795)	$(1,730)	$(3,714)	$(3,555)

Income (loss) per share—basic
Continuing operations	$(0.48)	$0.25	$(0.80)	$0.67
Discontinued operations	$(0.07)	$(0.14)	$(0.33)	$(0.30)
Net income (loss) per share —basic	$(0.55)	$0.11	$(1.13)	$0.37

Income (loss) per share—diluted
Continuing operations	$(0.48)	$0.25	$(0.80)	$0.66
Discontinued operations	$(0.07)	$(0.14)	$(0.33)	$(0.30)
Net income (loss) per share—diluted	$(0.55)	$0.11	$(1.13)	$0.36
Shares used in per share calculation from continuing operations—basic	11,310	12,003	11,375	11,959
Shares used in per share calculation from discontinued operations—basic	11,310	12,003	11,375	11,959
Shares used in per share calculation from continuing operations—diluted	11,310	12,278	11,375	12,251
Shares used in per share calculation from discontinued operations—diluted	11,310	12,003	11,375	11,959
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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$25,563	$18,743
Accounts receivable, net	4,031	11,209
Prepaid income taxes	—	989
Deposits	112	105
Prepaid expenses and other	1,173	2,288
Assets from discontinued operations	590	3,961
Total current assets	31,469	37,295
Deposits and other	829	572
Deferred tax assets	4,341	2,051
Restricted cash	1,138	1,135
Investments in WeekenGO and other	2,152	2,484
Operating lease right-of-use assets	9,929	8,140
Property and equipment, net	1,689	2,861
Intangible assets, net	5,200	—
Goodwill	10,944	—
Total assets	$67,691	$54,538
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$29,674	$19,349
Accrued expenses and other	5,436	6,281
Deferred revenue	2,779	786
Operating lease liabilities	4,440	4,847
Promissory notes payable	1,700	—
Income tax payable	773	914
Liabilities from discontinued operations	1,456	3,135
Total current liabilities	46,258	35,312
Notes payable	3,663	—
Deferred tax liabilities	1,044	—
Long-term operating lease liabilities	12,062	7,920
Other long-term liabilities	457	443
Total liabilities	63,484	43,675
Non-controlling interest	4,508	—
Common stock	113	115
Additional paid-in capital	4,031	—
Retained earnings	221	14,200
Accumulated other comprehensive loss	(4,666)	(3,452)
Total stockholders’ equity (deficit)	(301)	10,863
Total liabilities and stockholders’ equity (deficit)	$67,691	$54,538
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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(6,298)	$1,328	$(14,046)	$4,448
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	667	333	1,218	663
Stock-based compensation	4,122	319	4,145	482
Deferred income tax	(1,152)	4	(1,761)	345
Impairment of intangible assets and goodwill	—	—	2,920	—
Loss on long-lived assets	—	—	437	—
Loss on equity investment in WeekenGO	141	238	336	397
Gain on notes payable settlement	(1,500)	—	(1,500)	—
Net foreign currency effects	225	(5)	(456)	(26)
Provision of loss on accounts receivable and other	986	(51)	2,427	26
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,674	201	6,183	(2,779)
Income tax receivable	—	(817)	989	(428)
Prepaid expenses and other	558	(186)	1,420	239
Accounts payable	16,702	(1,687)	10,309	(2,788)
Accrued expenses and other	(2,084)	(442)	(1,380)	1291
Deferred revenue	360	146	1,249	—
Income tax payable	266	(1,084)	(67)	(96)
Other liabilities	(97)	(103)	1,091	(174)
Net cash provided by (used in) operating activities	16,570	(1,806)	13,514	1,600
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(673)	(679)	(673)
Other investment	(430)	—	(430)	—
Purchases of property and equipment	(72)	(70)	(203)	(201)
Net cash used in investing activities	(502)	(743)	(1,312)	(874)
Cash flows from financing activities:
Repurchase of common stock	—	(4,869)	(1,205)	(6,460)
Payment of promissory notes	(6,800)	—	(7,800)	0
Proceeds from notes payable	3,663	—	3,663	—
Proceeds from exercise of stock options, net of taxes paid for net share settlement of equity awards	—	1,738	—	1,712
Net cash used in financing activities	(3,137)	(3,131)	(5,342)	(4,748)
Effect of exchange rate on cash, cash equivalents and restricted cash	(330)	(147)	(602)	5
Net increase (decrease) in cash, cash equivalents and restricted cash	12,601	(5,827)	6,258	(4,017)
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Cash, cash equivalents and restricted cash at beginning of period	14,367	21,271	20,710	19,461
Cash, cash equivalents and restricted cash at end of period	$26,968	$15,444	$26,968	$15,444
Supplemental disclosure of cash flow information:
Cash paid (refunded) for income taxes, net	$(60)	$2,919	$482	$2,859
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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2020	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$4,254	$1,805	$945	$—	$7,004
Intersegment revenue	(52)	52	—	—	—
Total net revenues	4,202	1,857	945	—	7,004
Operating loss	$(4,702)	$(1,683)	$(248)	$—	$(6,633)

Three months ended June 30, 2019	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$17,494	$9,133	$—	$(21)	$26,606
Intersegment revenue	430	(451)	—	21	—
Total net revenues	17,924	8,682	—		26,606
Operating income (loss)	$3,590	$584	$—	$(21)	$4,153

Six months ended June 30, 2020	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$16,803	$8,908	$1,628	$(8)	$27,331
Intersegment revenue	96	(104)	—	8	—
Total net revenues	16,899	8,804	1,628	—	27,331
Operating loss	$(5,678)	$(3,024)	$(3,263)	$(8)	$(11,973)

Six months ended June 30, 2019	North America	Europe	Jack's Flight Club	Elimination	Consolidated
Revenue from unaffiliated customers	$35,630	$20,187	$—	$(51)	$55,766
Intersegment revenue	881	(932)	—	51	—
Total net revenues	36,511	19,255	—	0	55,766
Operating income (loss)	$8,053	$2,721	$—	$(51)	$10,723

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